EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 9, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests as discussed in Note 1 to the consolidated financial statements, as to which the date is June 22, 2010, relating to the financial statements and the related financial statement schedule of Levi Strauss & Co., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 22, 2010